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                                                                   EXHIBIT 10(c)
                                                                   -------------

                                 June 20, 2001



Howard J. Berrey


Dear Howard:


This letter will confirm our agreement regarding the reduction of your work schedule to a part-time arrangement. We have agreed at your request that your schedule will be reduced to three (3) days per week. In conjunction with this reduced schedule, your annual salary and benefits will be reduced from their current levels as follows:

              Salary:                   $145,360
              Bonus:                    $52,289
              Car allowance:            $5,580
              Vacation:                 three (3) weeks

The salary by which your benefit will be calculated under both the Bob Evans Farms, Inc. Supplemental Employee Retirement Plan and paragraph 5(iv)(C) of your February 24, 1989 Change in Control Agreement will be deemed frozen based on the past five (5) years. You will continue to be eligible for stock options in accordance with the terms and conditions of the Bob Evans Farms, Inc. Stock Option and Incentive Plan to the same extent as other officers up to grade level MO6. The Company will continue to provide you with a $50,000 life insurance policy at no cost to you, and your eligibility to participate in the Company's 401(k), health insurance, and other benefit programs also will continue without change according to the terms and conditions of those plans.

You will retain your title as Group Vice President. However, you will no longer be a member of the Executive Committee. These terms will become effective July 1, 2001. We have agreed that one year from now we will review the arrangement and consider whether it remains appropriate.

I am pleased that we were able to reach this agreement and look forward to continuing our working relationship. Please return a signed copy of this letter to me on or before June 22, 2001 to reflect your understanding of and consent to this arrangement.

                               Sincerely,

                               /s/ Larry Corbin

                               Larry C. Corbin
                               Executive Vice President, Restaurant Operations




                  Agreed:  /s/ Howard J. Berrey
                           --------------------
                             Howard Berrey